Sub-Item 77I, 77Q1(a) and 77Q1(d)

DREYFUS MUNICIPAL BOND OPPORTUNITY FUND

 (the "Fund")

At the meeting held on March 2, 2017, the Board of Trustees of the Fund approved the creation of Class T shares, a description of which appears in the documents incorporated by reference below:

1.      The disclosure in the Fund's Class T Prospectus and the disclosure in the Fund's Statement of Additional Information are incorporated by reference to Post-Effective Amendment No. 54 to the Fund's Registration Statement on Form N-1A, filed on March 23, 2017, effective as of March 31, 2017 ("Amendment No. 54").

2.      The disclosure in the Supplement to the Fund's Class T Prospectus dated March 31, 2017 filed on March 31, 2017 pursuant to Rule 497(e) under the Securities Act of 1933, as amended.

3.      The Fund's Certificate of Amendment, incorporated by reference to Exhibit (a)(iv) of Amendment No. 54.

4.      The Fund's Rule 18f-3 Plan, incorporated by reference to Exhibit (n)(i) of Amendment No. 54.